Exhibit 99.1

Beach First National Bancshares, Inc.
News Release
Contact: Walt Standish, President and Chief Executive Officer
                 843.916.7813
                 Dick Burch, Senior Vice President and Chief Financial Officer
                  843.916.7806

FOR IMMEDIATE RELEASE

Beach First Reports 42% Earnings Growth in 2004

Myrtle Beach, SC, January 25, 2005 – Beach First National Bancshares, Inc., parent of Beach First National Bank, announced earnings growth of 42.3% in 2004, marking the bank’s fifth consecutive year of strong financial performance. Net income for the year ended December 31, 2004 increased 42.3%, totaling $1,435,922, or $0.71 per basic share, when compared to $1,008,931, or $0.50 per basic share, for 2003. Return on average equity for the year ended December 31, 2004 increased 29.1% to 9.10% compared to 7.05% in 2003.

The bank experienced solid growth in virtually all areas of the balance sheet. Total assets grew to $242 million, which represents an increase of 46.6% over the previous year. Total deposits grew to $203 million, an increase of 47.1% in 2004. Total loans grew to $191 million, a 41.2% increase over the previous year.

Walt Standish, president and chief executive officer, said, “This earnings report caps a busy and productive year for Beach First National Bank. In 2004, we opened our fifth office overall and fourth along the Grand Strand, in the Waccamaw Neck area, and prepared for a second office on Hilton Head Island. Our newest location on the Island is located in The Village at Wexford and opened on schedule on January 3. The bank also continued to prepare for future growth with key staff additions in the commercial lending and technology areas.”

Beach First National Bancshares, Inc. is the parent of Beach First National Bank, a $242 million financial institution headquartered in Myrtle Beach, South Carolina. Beach First operates offices in Myrtle Beach, Surfside Beach, North Myrtle Beach, Pawleys Island, and Hilton Head Island, South Carolina. Beach First offers a full line of banking products and services, including NetTeller internet banking. The company’s stock trades under the symbol BFNB and the website is beachfirst.com.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Beach First National Bancshares, Inc. and Subsidiary

Consolidated Balance Sheets

	December 31,
	2004	2003
Assets
Cash and due from banks	$4,824,176	$4,886,682
Federal funds sold and short term investments	463,069	4,598,520
Investment securities	36,202,370	11,918,074
Loans, net	189,059,926	133,851,712
Federal Reserve Bank stock	309,000	309,000
Federal Home Loan Bank stock	1,070,200	575,000
Property and equipment, net	4,544,022	4,477,943
Cash value of life insurance	3,230,950	3,076,570
Investment in BFNB Trust	155,000	-
Other assets	2,232,632	1,399,535

Total assets	$242,091,345	$165,093,036

Liabilities and shareholders' equity
Liabilities
Deposits
Non-interesting bearing	$32,540,139	$23,454,124
Interest bearing	170,628,819	114,645,442

Total deposits	203,168,958	138,099,566

Advances from Federal Home Loan Bank	16,500,000	11,500,000
Other liabilities	934,426	760,577

Total liabilities	220,603,383	150,360,143

Commitments and contingencies -

Shareholders' equity
Common stock, $1 par value, 10,000,000 shares authorized,
2,013,508 shares issued and outstanding at December
31, 2004 and 1,323,768 at December 31, 2003	2,013,508	1,323,768
Paid-in capital	11,335,982	11,837,299
Retained earnings	3,153,939	1,718,321
Accumulated other comprehensive loss	(170,467)	(146,495)

Total shareholders' equity	16,332,962	14,732,893

Total liabilities and shareholders' equity	$242,091,345	$165,093,036

Consolidated Statements of Income

	For the years ended December 31,
	2004	2003	2002
Interest income
Loans and fees on loans	$10,418,114	$7,927,496	$5,898,801
Investment securities	1,102,690	519,128	413,289
Federal funds sold and short term investments	71,998	49,637	73,206
Dividends on long term investments	4,069	-	-

Total interest income	11,596,871	8,496,261	6,385,296

Interest expense
Deposits	2,799,558	2,266,876	2,023,754
Short term borrowings	395,946	216,040	71,746
Long-tern borrowings - junior subordinated debt	136,943	-	-

Total Interest Expense	3,331,447	2,482,916	2,095,500

Net interest income	8,265,424	6,013,344	4,289,797

Provision for loan losses	1,340,000	713,000	539,000

Net interest income after provision for
loan losses	6,925,424	5,300,344	3,750,797

Noninterest income
Service fees on deposit accounts	536,077	490,694	420,128
Gain on sale of loan	-	-	96,886
Gain on sale of investment securities	37,395	134,530	977
Income from cash value life insurance	161,544	161,544	80,222
Other income	302,409	200,066	133,411

Total noninterest income	1,037,425	986,834	731,624

Noninterest expenses
Salaries and wages	2,556,452	2,074,934	1,468,357
Employee benefits	501,347	400,579	275,694
Supplies and printing	89,560	105,704	94,624
Advertising and public relations	239,256	168,138	117,077
Professional fees	190,138	136,553	140,429
Depreciation and amortization	446,158	428,609	320,590
Occupancy	476,736	362,202	239,774
Data processing fees	343,275	308,568	215,397
Other operating expenses	838,946	703,317	483,988

Total noninterest expenses	5,681,867	4,688,604	3,355,930

Income before income taxes	2,280,982	1,598,574	1,126,491

Income tax expense	845,060	589,643	419,220

Net income	$1,435,922	$1,008,931	$707,271

Basic net income per common share	$0.71	$0.51	$0.36
Diluted net income per common share	$0.69	$0.50	$0.36
Weighted average number of common
Shares outstanding
Basic	2,010,662	1,978,252	1,977,552

Diluted	2,089,287	2,015,103	1,987,468